UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to ss. 240.14a-12
GULF UNITED ENERGY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid: ______________

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(4) Date Filed:

P.O. Box 22165
Houston, TX 77227
(713) 942-6575

May [  ], 2010

To Our Shareholders:

You are cordially invited to attend the Special Meeting of Shareholders of Gulf United Energy, Inc. to be held at 3 Riverway, 18 th  Floor, Houston, Texas 77056, 11:00 A.M., Central Time, [     ], May [  ], 2010.  Information about the Special Meeting, including matters on which shareholders will act, may be found in the notice of special meeting and proxy statement accompanying this letter.  We look forward to greeting in person as many of our shareholders as possible.

It is important that your shares be represented and voted at the meeting.  Whether or not you plan to attend the Special Meeting, please complete, sign, date, and promptly return the accompanying proxy by mail or electronically by visiting [__].  Returning the proxy does NOT deprive you of your right to attend the Special Meeting.  If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely yours,

Don Wilson
Chief Executive Officer

P.O. Box 22165
Houston, TX 77227
(713) 942-6575
_________________________________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

__________________________________________________________________

The Special Meeting of Shareholders of Gulf United Energy, Inc. will be held at 3 Riverway, 18th Floor, Houston, Texas 77056, 11:00 A.M., Central Time, [     ], May [  ], 2010.  In connection with the Special Meeting, we are asking the Company’s shareholders to approve the following proposals :

(i)	to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000;
(ii)
to amend the Company’s articles of incorporation to authorize up to 50,000,000 shares of blank check preferred stock, which the Board of Directors may, without further approval of the Company’s shareholders, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series;

(iii)	to amend the Company’s articles of incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company; and
(iv)
to adopt the Company’s amended and restated articles of incorporation, which makes no material changes to our existing articles of incorporation, other than incorporating all prior amendments and if approved, the amendments described in Proposal 1 to increase the authorized shares of Company common stock, Proposal 2 to authorize up to 50,000,000 shares of blank check preferred stock, and Proposal 3 to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company.

Only shareholders who owned our common stock at the close of business on April 12, 2010, can vote at this meeting or any adjournments that may take place.  All shareholders are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible by mail or electronically by visiting [__].  Your stock will be voted in accordance with the instructions you have given.  Any shareholder attending the meeting may vote in person even if he or she has previously returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

Don Wilson
Chief Executive Officer

Dated: May [  ], 2010

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE BY MAIL OR ELECTRONICALLY AT [__]  SO THAT YOUR SHARES WILL BE VOTED IF YOU ARE NOT ABLE TO ATTEND THE SPECIAL MEETING.

 GULF UNITED ENERGY, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY[  ], 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors (“Board of Directors”) for use at the Special Meeting of Shareholders to be held on May [  ], 2010 at 3 Riverway, 18 th  Floor, Houston, Texas 77056, 11:00 A.M., Central Time (the “Special Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of Shareholders.  We intend to mail this Proxy Statement and accompanying proxy card to shareholders on or about May [  ], 2010.  The Board of Directors of Gulf United Energy, Inc., a Nevada corporation, prepared this Proxy Statement for the purpose of soliciting proxies for our Special Meeting of Shareholders. When you see the term “we,” “our,” the “Company,” it refers to Gulf United Energy, Inc. and its subsidiaries.

Availability of Annual Report on Form 10-K

Information regarding the Company is contained in its annual report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company will provide to any shareholder without charge, upon the written request of that shareholder, a copy of the Company’s Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended August 31, 2009.  Such requests should be addressed to Gulf United Energy, Inc., P.O. Box 22165, Houston, TX 77227.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s president, at the address of the Company’s executive offices noted above, written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.  Attendance at the Special Meeting will not, by itself, revoke a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum; Abstentions and Broker Non-Votes

Our common stock is the only type of security entitled to vote at the Special Meeting.  Only shareholders of record at the close of business on April 12, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting.  At the close of business on the Record Date, there were 168,700,000 shares of common stock outstanding and entitled to vote.  Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.  Shares of common stock may not be voted cumulatively.

Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made.  Where no specifications are given, such proxies will be voted “FOR” the proposal to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000, “FOR” the proposal to amend the Company’s articles of incorporation to authorize up to 50,000,000 shares of blank check preferred stock, “FOR” the proposal to amend the Company’s articles of incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company, and “FOR” the adoption of the Company’s amended and restated articles of incorporation.  It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting.  If, however, any matter not described in this Proxy Statement is properly presented for action at the Special Meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their own discretion.

The required quorum for the transaction of business at the Special Meeting is a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the Special Meeting, whether present in person or represented by proxy.  Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining.  Shares of stock represented by “broker non-votes” (i.e., shares of stock held in record name by brokers or nominees) as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter, will be treated as present for purposes of determining a quorum.

Voting

The affirmative vote of holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the Special Meeting is required to approve (i) Proposal 1 to increase the authorized shares of common stock from 200,000,000 to 700,000,000, (ii) Proposal 2 to authorize up to 50,000,000 shares of blank check preferred stock, (iii) Proposal 3 to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company, and (iv) Proposal 4 to adopt the Company’s amended and restated articles of incorporation. Abstentions and broker non-votes will not be counted as having been voted on Proposals 1, 2, 3, and 4, and will have the effect of voting against the Proposals.

In addition, the Board of Directors is seeking the affirmative vote of the holders of record, as of the Record Date for Special Meeting, of a majority of the outstanding shares of Company common stock, excluding all shares of Company common stock beneficially owned by James Askew, John B. Connally III, Ernest B. Miller IV, Rodeo Resources, LP, or any director or officer of the Company, in favor of Proposal 1 to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000.

The approval of Proposal 1 by a majority of disinterested shareholders is not required by either the terms of the Company’s articles of incorporation or by Nevada law.  The Company has decided, however, that it is appropriate to seek the approval of Proposal 1 by a majority of disinterested shareholders in order to ensure that the disinterested shareholders of the Company’s common stock have the power to determine whether the transactions described in “Proposal 1 – Reasons for the Increase – Issuances to Third Parties” are fair to and in the best interests of such holders.

The Company believes, among other things, that such approval of the transactions by a vote of the disinterested holders of Company common stock should constitute ratification of such transactions.  Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law.  In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct).  If any holder of Company common stock commences litigation against the Company or its directors challenging the fairness of the transactions to the holders of Company common stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of the transactions or in the consideration or approval of the transactions by the Board of Directors, the Company believes that the approval of Proposal 1 and the ratification of the agreements described in “Proposal 1 – Reasons for the Increase – Issuances to Third Parties” by the disinterested holders of Company common stock would be evidence in any such litigation of the fairness of the transactions contemplated by such agreements.

Solicitation

The cost of soliciting proxies will be borne by the Company.  In addition to soliciting shareholders by mail and through its regular employees, the Company will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners and the Company may reimburse these parties for their reasonable out-of-pocket costs.  The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Dissenter’s Rights

Neither Nevada law nor our articles of incorporation or bylaws provide our shareholders with dissenters’ rights in connection with any of the matters contained in this proxy statement.

Shareholder Proposals

In order for shareholder proposals intended to be presented at the next meeting of shareholders to be eligible for inclusion in the corporation's proxy statement and the form of proxy for such meeting, they must be received by the Corporation at its principal executive offices in accordance with SEC rules and at a reasonable time before the Company prints its proxy materials for the meeting.  If the Corporation does not receive notice of a shareholder proposal in accordance with SEC rules and within a reasonable time before the Corporation mails its proxy materials to the shareholders, then the proxies solicited by the Board of Directors may confer on the proxy committee discretionary authority to vote on the shareholder proposal.  The Board of Directors has not determined when there will be another meeting of the shareholders.

PROPOSAL NUMBER 1 – INCREASE IN THE AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 200,000,000 TO 700,000,000

General

In March 2010, our Board of Directors, believing it to be in the best interests of the Company, approved a proposal to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000.

Reasons for the Increase

As of the Record Date, there were 168,700,000 shares of Company common stock issued and outstanding.  As further described below, the primary purpose for increasing the authorized shares of common stock is to ensure that there are a sufficient number of shares of common stock available for financings and/or acquisitions of working interests in non-producing oil and gas properties.  Additionally, if this Proposal 1 is approved, the Company has agreed to issue additional shares of its common stock to certain third parties relating to (i) the acquisition of up to a 35% working interest in Block XXIV Peru, an approximately 280,000 acre onshore and offshore property, and up to a 35% working interest in the Peru TEA, consisting of four contiguous blocks totaling approximately 40,000,000 acres, (ii) the conversion of $400,000 of the Company’s outstanding debt, and (iii) the acquisition of the right to acquire a working interest in a 2.8 million acre offshore block in Peru, provided the Company can negotiate and enter into a definitive farm-out agreement.  In connection with the preceding transactions, and upon approval of this Proposal 1, the Company may issue up to an aggregate of 96,000,000 shares of its common stock as further described below.

Unless this Proposal 1 is approved, the Company will not be able to raise the required amounts of working capital through the sale of equity and/or equity equivalent securities, to fund existing financial commitments relating to Block XXIV Peru and the Peru TEA, or to make required stock payments in full pursuant to existing contracts.  The Board of Directors therefore believes that the adoption of this Proposal 1 is both necessary, advisable, and in the best interests of the Company.

Financing

The Company currently has limited working capital to fund operations.  Additionally, the Company may in the future seek opportunities to acquire additional working interests in non-producing oil and gas properties. In order to fund current working capital requirements and to acquire additional working interests in non-producing oil and gas properties, the Company expects that it will need to raise additional capital through the sale of equity, equity equivalent securities, or debt securities on a best efforts basis.  The current number of available authorized shares of our common stock significantly limits our ability to effect any such financings or acquisitions.  The Board of Directors therefore believes that the increase in the authorized number of shares of common stock will allow us to use our common stock if and when the Company elects for any new financings or acquisitions.

Even if this Proposal 1 is approved, there is no assurance that the Company will be able to raise additional capital through one or more financings, or effect any acquisitions, on favorable terms or at all.  To date, and except as described in this Proxy, the Company has no present plans or arrangements, written or otherwise, under which it will sell or issue its securities to raise working capital or to acquire additional working interests in non-producing oil and gas properties.

Funding of Participation Agreement and Other Prospects

On March 12, 2010, the Company entered into a participation agreement (the “Participation Agreement”) with Upland Oil and Gas, LLC Sucursal del Peru (“Upland”), pursuant to which the Company acquired from Upland up to a 35% working interest in Block XXIV Peru, an approximately 280,000 acre onshore and offshore property, and up to a 35% working interest in the Peru TEA, consisting of four contiguous blocks totaling approximately 40,000,000 acres.  Pursuant to the terms of the Participation Agreement, the Company will pay Upland up to $4,100,000 for costs and expenses incurred prior to March 12, 2010 on Block XXIV, of which $200,000 was paid upon the execution of the Participation Agreement.  The Company will also pay Upland up to the first $6,000,000 for drilling costs and expenses incurred on Block XXIV subsequent to March 12, 2010, after which costs and expenses will be shared pro-rata amongst the parties.  With respect to the Peru TEA, the Company will pay up to the first $1,500,000 of the ongoing costs and expenses incurred on the Peru TEA, after which costs and expenses will be shared pro-rata amongst the parties.

The Company will need to raise capital through the sale of equity, equity equivalent securities, or debt securities on a best efforts basis to fund the Participation Agreement.  The Company has no present plans or arrangements under which it will sell such securities to fund commitments pursuant to the Participation Agreement.

Issuances to Third Parties

On March 12, 2010, the Company entered into an assignment agreement (the “Assignment”) with James M. Askew, John B. Connally III, Ernest B. Miller IV, and Rodeo Resources, LP, an entity owned by Jim Ford pursuant to which the Company acquired the right to enter into a participation agreement Upland Oil and Gas, LLC Sucursal del Peru to acquire certain working interests in Block XXIV Peru and the Peru TEA (see “Funding of Participation Agreement and Other Prospects” below).  In connection with the execution of the Assignment, the Company agreed to pay a $600,000 fee by issuing to each of Messrs. Askew, Connally, and Miller and Rodeo Resources, LP 15,000,000 shares of the Company’s common stock, 10,000,000 of which were issued to each of the four parties on March 12, 2010 and 5,000,000 of which will be issued to each of the four parties if the Company amends its articles of incorporation to increase its authorized shares of common stock.

Also on March 12, 2010, the Company entered into a debt conversion agreement (the “Debt Conversion Agreement”) with respect to $1,639,685 of outstanding debt owed to Mr. Askew (the “Debt”).  Pursuant to the terms of the Debt Conversion Agreement, Mr. Askew converted $400,000 of the Debt into 40,000,000 shares of the Company’s common stock, of which 20,000,000 shares were issued on March 12, 2010 and 20,000,000 of which will be issued if the Company amends its articles of incorporation to increase its authorized shares of common stock.

On April 5, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with Messrs. Askew, Connally, and Miller and Rodeo Resources, LP, pursuant to which the Company acquired rights to that certain letter of intent, dated April 5, 2010 (the “LOI”), under which the Company will have the right to acquire a working interest in a 2.8 million acre offshore block in Peru.  The Company agreed to pay Messrs. Askew, Connally, and Miller and Rodeo Resources, LP an aggregate of $1,680,000 through the issuance of 56,000,000 shares of Company common stock, provided that (i) the Company can negotiate and enter into a definitive farm-out or participation agreement (“Definitive Agreement”) with respect to the Peru block and (ii) the Company has amended its articles of incorporation to increase its authorized shares of common stock.  There is no assurance that the Company will be able to enter into a Definitive Agreement at all or on terms acceptable to the Company.

Additional Needs

Without additional authorized shares of common stock, the Company will be unable, or severely limited in its ability, to grant future equity award to employees, officers, and directors as needed to attract and retain their services and to conserve cash and use common stock as consideration purposes, such as to service the indebtedness of the Company.

Effects of the Increase

The number of authorized but unissued shares of our common stock relative to the number of issued shares of our common stock will be increased.  As described above, upon approval of this Proposal 1, the Company will issue an aggregate of 20,000,000 shares pursuant to the terms of the Assignment, 20,000,000 shares pursuant to the Debt Conversion Agreement, and 56,000,000 shares in the event the Company enters into a Definitive Agreement.  This will result in immediate dilution to the holders of our common stock.  Additionally, the increased number of authorized but unissued shares of our common stock could be issued by the Board of Directors without further shareholder approval, which could result in further dilution to the holders of our common stock.

The increased proportion of unissued authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect.  For example, the issuance of a large block of common stock could dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction.  However, the increase in authorized capital stock has not been authorized in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company.  The Company’s articles of incorporation, as amended, do not currently contain provisions having an anti-takeover effect.  Other than as disclosed in this Proxy Statement, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our articles of incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our Company.

Except as discussed herein, the Company has no commitments to issue shares of common stock upon the approval of this proposal.  However, the Board considers it necessary to have additional authorized shares to be able to take action with respect to these matters as may be deemed appropriate from time to time.  Authorized but unissued shares of the Common Stock may be issued for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s shareholders, subject to other limits that may be imposed under applicable law, stock exchange policies, and applicable limits under equity incentive plans.  To the extent that the Company wishes to issue shares in an amount that is beyond the limits permitted by any of these laws, rules or regulations, the Company would first seek shareholder approval of any such issuance.

The following table sets forth the effect of the share issuances described above assuming this Proposal 1 is approved.

	# Shares Authorized	# Shares Issued and Outstanding	# Shares Authorized and Unissued
Current	200,000,000	168,700,000	31,300,000
Upon Approval of Proposal 1	700,000,000	264,700,000	435,300,000

Vote Required

Approving the proposal to amend the Company’s articles of incorporation to increase in the authorized shares of Company common stock requires the vote of holders of a majority of the shares of common stock.  In addition, the Board of Directors is seeking the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, excluding all shares of Company common stock beneficially owned by Messrs. Askew, Connally, and Miller and Rodeo Resources, LP, or any director or officer of the Company, in favor of Proposal 1.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF COMPANY COMMON STOCK FROM 200,000,000 TO 700,000,000.

PROPOSAL NUMBER 2 – TO AUTHORIZE 50,000,000 SHARES OF BLANK CHECK PREFERRED STOCK

General

In March 2010, our Board of Directors, believing it to be in the best interests of the Company, approved a proposal to amend the Company’s articles of incorporation to authorize a class of preferred stock with a par value of $0.001, pursuant to which our Board of Directors would have the authority to issue up to 50,000,000 shares of preferred stock with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our Board of Directors.

If our articles of incorporation are amended to authorize the issuance of “ blank check” preferred stock, our Board of Directors would have discretion to establish series of preferred stock with such designations, rights, qualifications, preferences, limitations and terms as fixed and determined by our Board of Directors and the holders of our common stock would have no input or right to approve the terms of any such series. If this proposal is approved by our shareholders, our Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any shares of preferred stock, except as may be required by applicable law or rules. The term “blank check” preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof are determined by the Board of Directors of a company.

Upon the effectiveness of the amendment of our articles of incorporation as set forth in this Proposal 2 or the amended and restated of our articles of incorporation as set forth in Proposal 4, when required by law and in accordance with the Nevada Revised Statutes, our Board of Directors will have the express authority to execute and file a certificate of designation setting forth, the voting powers, designations, preferences, limitations, restrictions and relative rights of preferred stock.

Reasons for the Authorization of a Class of Preferred Stock

The primary objective of our Board of Directors in establishing a class of “blank check” preferred stock is to provide maximum flexibility with respect to future financing transactions. ”Blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions. In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies. Such senior securities typically include liquidation and dividend preferences, voting rights, conversion privileges and other rights not found in common stock. We presently lack the authority to issue preferred stock and, accordingly, are limited to issuing common stock or debt securities to raise capital. By authorizing a class of “blank check” preferred stock, we would increase our flexibility in structuring transactions. In addition, we may issue preferred stocks in connection with such activities as dividends payable in stock of our company, acquisition of other companies or business, and otherwise.

We have no intentions, plans, proposals or arrangements, written or otherwise, at this time to issue any of the shares of preferred stock if this proposal is approved.

Effects of the Authorization of a Class of Preferred Stock

The issuance of shares of our preferred stock may adversely affect the rights of the holders of our common stock. If we issue preferred stock, such preferred stock will include certain designations, rights, qualifications, preferences, limitations and terms, any of which may dilute the voting power and economic interest of the holders of our commons stock. For example, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of our preferred stock would dilute the earnings per share and book value per share of all outstanding shares of our common stock. In addition, in a liquidation, the holders of our preferred stock may be entitled to receive a certain amount per share of our preferred stock before the holders of our common stock receive any distribution. In addition, the holders of our preferred stock may be entitled to vote and such votes may dilute the voting rights of the holders of our common stock when we seek to take corporate action. A series of preferred stock also may be convertible into shares of our common stock. Furthermore, our preferred stock could be issued with certain preferences over the holders of our common stock with respect to dividends or the power to approve the declaration of a dividend. The aforementioned are only examples of how shares of our preferred stock, if issued, could result in:

•	reduction of the amount of funds otherwise available for payment of dividends on our common stock;

•	restrictions on dividends on our common stock;

•	dilution of the voting power of our common stock; and

•	restrictions on the rights of holders of our common stock to share in our assets on liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

In addition to financing purposes, we could also issue shares of preferred stock that may, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or other means. When, in the judgment of our Board of Directors, this action would be in the best interest of our company and shareholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of our company. Such shares also could be privately placed with purchasers favorable to our Board of Directors in opposing such action. In addition, our Board of Directors could authorize holders of a series of our preferred stock to vote either separately as a class or with the holders of our common stock, on any merger, sale or exchange of assets by our company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of our company should our Board of Directors consider the action of such entity or person not to be in the best interest of our shareholders. The issuance of new shares also could be used to entrench current management or deter an attempt to replace our Board of Directors by diluting the number or rights of shares held by individuals seeking to control our company by obtaining a certain number of seats on our Board of Directors.

Vote Required

Approving the proposal to amend the Company’s articles of incorporation to authorize 50,000,000 shares of blank check preferred stock requires the vote of holders of a majority of the shares of common stock.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE 50,000,000 SHARES OF BLANK CHECK PREFERRED STOCK.

PROPOSAL NUMBER 3 – TO OPT OUT OF NEVADA’S CONTROL SHARE ACQUISITION STATUTE

General

Our Board of Directors believing it to be in the best interests of the Company, approved a proposal to amend the Company’s articles of incorporation to provide that the provisions of the Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive (the “Control Share Acquisition Statute”), are not applicable to the Company.  The Company’s current articles of incorporation contain no such provision, and the Company does not currently meet the threshold required for application of the Control Share Acquisition Statute.

The Control Share Acquisition Statute

The Control Share Acquisition Statute limits the rights of persons acquiring a controlling interest in a Nevada corporation with 200 or more shareholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. Pursuant to the Control Shares Acquisition Statute, an acquiring person who acquires a controlling interest, which is as little as one-fifth of the outstanding voting shares, may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special or annual meeting of the shareholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.  Additionally, if the disinterested shareholders do not allow full voting rights to the acquired shares or the notice is not sent to the shareholders pursuant to the statue, then the acquiring person may cause the corporation to redeem the acquired stock.

The effect of the control share acquisition statute is, generally, to require a hostile bidder to put its offer to a shareholder vote or risk voting disenfranchisement.  The Control Share Acquisition Statute does not apply if the corporation opts-out of such provision in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

Reasons for Adopting the Amendment to the Articles of Incorporation

Due to the stringent voting requirements of the Control Share Acquisition Statute, if the Company sells one-fifth or more of its outstanding voting power, the Company is required to receive shareholder approval from the disinterested shareholders and to provide payment of the fair market value of the disinterested shareholders.    Additionally, if the offeror’s statement is not delivered in the manner prescribed or if such acquiring person is not granted full voting rights by the shareholders, the issuing corporation will be required to call for redemption of such shares of the aforementioned acquiring person.  The Board of Directors has determined that requiring a special meeting, payment of the fair market value of the disinterest shareholders and possible redemption would place unnecessary burdens on the Company in connection with the completion of equity financing in which the Company would sell one-fifth or more of its outstanding voting shares.  Therefore, the Board of Directors believes it is in the best interest of the Company to avoid the time and expense associated with calling a special meeting of shareholders or redemption of such acquiring person’s shares.

The Effect of Adopting the Amendment to the Articles of Incorporation

The Company does not currently meet the threshold required for application of the Control Share Acquisition Statute by virtue of having (i) less than 200 shareholders of record and (ii) less than 100 shareholders who have Nevada addresses appearing on the stock ledger of the corporation. The approval of this Proposal will therefore have no effect on the Company’s current shareholders based on the Company’s current plans, proposals, and arrangements to issue the Company’s securities, including those arrangements to issue shares of Company common stock described in Proposal 1 of this Proxy Statement.  Further, the Company has no present intentions, plans, proposals, or arrangements to issue the Company’s securities that would in the future subject it to the Control Share Acquisition Statute.  The adoption of the amendment to make the Control Share Acquisition Statute not applicable to the Company will make it easier for the Company to sell one-fifth or more of the Company’s common stock without obtaining shareholder approval.  Therefore, the Board of Directors will be able to enter into a change of control transaction without shareholder approval.

Vote Required

Approving the proposal to amend the Company’s articles of incorporation to provide that the provisions of the Control Share Acquisition Statute are not applicable to the Company requires the vote of holders of a majority of the shares of common stock.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE THAT THE CONTROL SHARE ACQUISITION STATUTE DOES NOT APPLY TO THE COMPANY.

PROPOSAL NUMBER 4 – ADOPTION OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

In connection with the amendments described in Proposals 1 through 3, the Board of Directors believes it is in the best interest of the shareholders to adopt the amended and restated articles of incorporation attached hereto as Annex A (the “Amended and Restated Articles of Incorporation”).  The Amended and Restated Articles of Incorporation will incorporate the amendments set forth in Proposal 1 to increase the authorized shares of common stock from 200,000,000 to 700,000,000, and Proposal 2 to authorize 50,000,00 shares of blank check preferred stock, and Proposal 3 to opt out of the Nevada Control Share Acquisition Statute.

Other than Proposals 1 through 3 and the previous amendments to our articles of incorporation, the Amended and Restated Articles of Incorporation do not incorporate any other material changes.

Reasons for Adopting the Amended & Restated Articles of Incorporation

The principal reason for adopting the Amended and Restated Articles of Incorporation is to incorporate all amendments into one document.

Vote Required

Approval of the proposal to adopt the Amended and Restated Articles of Incorporation requires the majority of the affirmative votes of holders of the shares of common stock issued and outstanding and entitled to vote at the Special Meeting.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

SIGNIFICANT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s shares of common stock as of the Record Date by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) our director, (iii) our executive officers, and (iv) by our director and executive officers as a group. To the Company’s knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Of Common Stock Beneficially Owned(1)	Percentage(1)
Beneficial Owners of more than 5%:
James M. Askew 3 Riverway, Ste. 1800 Houston, Texas 77056	34,003,000(2)(3)(5)	16.29%(5)
John B. Connally III 3 Riverway, Ste. 1800 Houston, Texas 77056	29,750,000(3)(6)	14.25%(6)
Ernest B. Miller IV 3817 Overbrook Ln. Houston, Texas 77027	17,500,000(3)(7)	8.39%(7)
Rodeo Resources, LP 1222 Barkdull St. Houston, Texas 77006	17,800,000(3)(8)	8.53%(8)
Jim Ford(4) 1222 Barkdull St. Houston, Texas 77006	17,800,000(3)(8)	8.53%(8)
Melinda Ford(4) 1222 Barkdull St. Houston, Texas 77006	17,800,000(3)(8)	8.53%(8)
Named Executive Officers and Directors:
Don Wilson	7,000,000	3.35%(9)
David Pomerantz	-0-	0%
All directors & executive officers as a group (2 persons)	7,000,000	3.35%(10)

(1)
Based on 208,700,000 shares of common stock issued and outstanding and giving effect to (i) an aggregate of 20,000,000 shares to be issued to Messrs. Askew, Connally, and Miller and Rodeo Resources at a later date pursuant to the Assignment and (ii) 20,000,000 shares to be issued to Mr. Askew at a later date pursuant to the Debt Conversion Agreement.  This does not give effect to the 56,000,000 shares that may be issued to Messrs. Askew, Connally, and Miller and Rodeo Resources at a later date in connection with the Definitive Agreement.

(2)
For purposes of beneficial ownership, includes (i) 20,000,000 shares to be issued to Mr. Askew at a later date pursuant to the Debt Conversion Agreement and (ii) 3,000,000 shares held by Mr. Askew’s minor children living in Mr. Askew’s household.

(3)	For purposes of beneficial ownership, includes 5,000,000 shares to be issued at a later date pursuant to the Assignment.
(4)
Rodeo Resources GP, LLC is the general partner of Rodeo Resources, LP.  Jim Ford and Melinda Ford serve as members of the board of managers of Rodeo Resources GP, LLC. Accordingly, each of Jim Ford and Melinda Ford may be deemed to: (i) have the power to direct the affairs of Rodeo Resources GP, LLC, including decisions with respect to the disposition of the proceeds from the sale of the shares of common stock held by Rodeo Resources GP, LLC; and (ii) be the beneficial owner of such shares of common stock.

(5)
If Proposal 1 is approved and the Company enters into a Definitive Agreement, Mr. Askew will be issued an additional 14,000,000 shares pursuant to the Letter Agreement, in which case Mr. Askew will beneficially own 48,003,000 shares of common stock, or 18.13% of the total voting power.

(6)
If Proposal 1 is approved and the Company enters into a Definitive Agreement, Mr. Connally will be issued an additional 14,000,000 shares pursuant to the Letter Agreement, in which case Mr. Connally will beneficially own 43,750,000 shares of common stock, or 16.53% of the total voting power.

(7)
If Proposal 1 is approved and the Company enters into a Definitive Agreement, Mr. Miller will be issued an additional 14,000,000 shares pursuant to the Letter Agreement, in which case Mr. Miller will beneficially own 31,500,000 shares of common stock, or 11.90% of the total voting power.

(8)
If Proposal 1 is approved and the Company enters into a Definitive Agreement, Rodeo Resources, LP will be issued an additional 14,000,000 shares pursuant to the Letter Agreement, in which case Rodeo Resources, LP, Mr. Ford, and Ms. Ford will beneficially own 31,800,000 shares of common stock, or 12.01% of the total voting power.

(9)	If Proposal 1 is approved and the Company enters into a Definitive Agreement, Mr. Wilson will beneficially own 2.64% of the total voting power.
(10)	If Proposal 1 is approved and the Company enters into a Definitive Agreement, the officers and directors of the Company will beneficially own 2.64% of the total voting power.

DESCRIPTION OF SECURITIES

Common Stock

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.001.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The election of directors requires a plurality of votes cast by our shareholders.  All other actions by our shareholders require a majority of votes cast.  Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

The transfer agent for our common stock is Island Stock Transfer, 100 Second Ave South, Suite 705 S, St. Petersburg, FL 33701.

Preferred Stock

    Our current articles of incorporation do not authorize the Company to issue any shares of preferred stock.  If Proposal 2 is approved, the Company will have 50,000,000 shares of blank check preferred stock, which the Board of Directors may, without further approval of the Company’s shareholders, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

Outstanding Options and Warrants

There are not currently any options or warrants outstanding to purchase shares of Company common stock.

Indemnification

As permitted by Nevada law, our charter documents, as amended, provide that we will indemnify our directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC ,  such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

OTHER MATTERS

The Board knows of no other business to come before the Special Meeting.  However, if any other matters are properly brought before the Special Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on those matters.

Record Date

Our Board of Directors has fixed the close of business on April 12, 2010 as the record date for the determination of shareholders who are entitled to receive this information statement.  There were 168,700,000 shares of our common stock issued and outstanding on the Record Date.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters.  You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Don Wilson
Chief Executive Officer

May [  ], 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY BY MAIL OR ELECTRONICALLY BY VISITING [___]. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING.  IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

FORM OF PROXY
GULF UNITED ENERGY, INC.
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY [  ], 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned shareholder of Gulf United Energy, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and appoints Don Wilson with full power of substitution, as Proxy or Proxies to vote as specified in this Proxy all the shares of common stock of the Company of the undersigned at the Special Meeting of Shareholders of the Company to the held at 11:00 A.M., Central Time, [     ], May [  ], 2010, and any and all adjournments or postponements thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.  The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMPANY COMMON STOCK FROM 200,000,000 TO 700,000,000, FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE UP TO 50,000,000 SHARES OF BLANK CHECK PREFERRED STOCK, FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE THAT THE PROVISIONS OF THE CONTROL SHARE ACQUISITION STATUTE DO NOT APPLY TO THE COMPANY, FOR THE APPROVAL OF THE PROPOSAL TO ADOPT THE AMENDED AND RESTATED ARTICLES, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY THE DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON.

There are two ways to vote your Proxy – By Mail or Electronically

Mark, sign and date your proxy card and return it in the pre-addressed postage-paid envelope we’ve provided .  You may also vote your proxy electronically at [__]
COMPANY #

If you vote electronically, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

PROPOSAL 1 – Increase in Authorized Shares of Common Stock:

To approve the proposal to amend the Company’s articles of incorporation to increase the authorized shares of Company common stock from 200,000,000 to 700,000,000.	☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 2 – Authorize 50,000,000 shares of Blank Check Preferred Stock:

To approve the proposal to amend the Company’s articles of incorporation to authorize up to 50,000,000 shares of Blank Check Preferred Stock.	☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL  3 – Control Share Acquisition Statute:

To approve the proposal to amend the Company’s articles of incorporation to provide that the provisions of Nevada Revised Statutes §§ 78.378 to 78.3793 inclusive, are not applicable to the Company.	☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL  4 – Amended and Restated Articles:

To approve the proposal to adopt the Amended and Restated Articles of Incorporation.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED  FOR  PROPOSAL 1,  FOR  PROPOSAL 2,  FOR  PROPOSAL 3, and  FOR  PROPOSAL 4.

Address Change? Mark Box ☐ Indicate changes below:	Date
Signature
Printed Name
Signature (if jointly held)
Printed Name

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNEX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Gulf United Energy, Inc.

The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

ARTICLE I

Name.  The name of the corporation is “Gulf United Energy, Inc.” (hereinafter, the “Corporation”).

ARTICLE II

Period of Duration.  The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers.  The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Common Capitalization.  The Corporation shall have the authority to issue 700,000,000 shares of common voting stock having a par value of $0.001 per share.  All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Fully paid stock of the Corporation shall not be liable for further call or assessment.  The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

Preferred Capitalization.  The Corporation shall have the authority to issue 50,000,000 shares of blank check preferred stock par value $0.001 per share (“Preferred Stock”).  Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

ARTICLE V

Directors.  The Corporation shall be governed by a Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, providing that the number of directors shall not be reduced to fewer than one (1) director.

ARTICLE VI

Control Share Acquisitions.  The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VII

Written Consent to Action by Shareholders.  Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.
ARTICLE VIII

Indemnification of Directors and Executive Officers.  To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.

_________________
Donald W. Wilson